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Exhibit 99



Contact:                                                  For Immediate Release
Carol Jones
First Washington State Bank
(609) 426- 8969



      First Washington FinancialCorp Reports Record First Quarter Earnings

(Windsor, N.J., April 29, 2002) -- First Washington FinancialCorp (OTCBB:
"FWFC"), parent company of First Washington State Bank is pleased to report unaudited first quarter results. Net income was $946.2 thousand or $0.33 per basic share and $0.32 per diluted share for the period ending March 31, 2002. This reflects an increase of $359.8 thousand or 61.4% when compared with net income of $586.4 thousand or $0.22 per basic share and $0.21 per diluted share reported for the first three months of 2001, restated for the 5% dividend declared in the fourth quarter of 2001.

Total assets increased to $333.0 million, a 15.1% or $43.7 million increase, over total assets at March 31, 2001. Total loans increased $20.6 million or 12.8% to $181.8 million and total deposits increased $33.9 million or 13.0% to $293.8 million compared to March 31, 2001.

"We are extremely pleased with our financial results for the first quarter of this year," said First Washington State Bank President and CEO, C. Herbert Schneider. "Our record earnings validate our belief that we are a true community bank meeting and exceeding the expectations of our customers."

Mr. Schneider also stated, "Plans are being made to open a new full service branch office, to be located on Route 539 in Plumsted Township, during the second quarter of this year".

First Washington FinancialCorp is the owner of First Washington State Bank. The Bank, headquartered in Windsor, New Jersey, currently has 11 branch offices located in Mercer, Monmouth and Ocean Counties. In addition, the Company, through the Bank, is a joint venture partner in Windsor Title Agency, LP, a general title agency located in Lakewood, NJ. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.



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